FORM OF EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of February ___, 2006, is by and between CAPITAL PARTNERS FOR HEALTH & FITNESS, INC., a North Carolina corporation ("Company"), and RANDALL ROHM, an individual residing in North Carolina ("Executive").

      WHEREAS, Company has entered into an agreement of merger ("Merger Agreement") with Health Partnership Inc. ("HPI") and two Executive and one additional shareholder of Company as parties, whereby HPI is paying substantial sums of cash and amounts of its securities to Executive, and is requiring as a condition precedent to the closing of the Merger Agreement that Executive agree to become an executive of Company, subject to the terms and conditions set forth below and Executive is desirous of entering into this Agreement.

      IN CONSIDERATION of the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Employment. Company hereby employs Executive, and Executive accepts such employment, in accordance with the terms and conditions hereinafter set forth.

      2. Duties.

            (a) Executive shall be employed as Chief Operating Officer of Company, and Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors of Company (the "Company Board") and the Chief Executive Officer of Company in connection with the conduct of Company's businesses, including subsidiaries of Company presently existing or acquired by Company or HPI after the date hereof (the "Business"). Executive will report directly to the Chief Executive Officer of Company, and the Executive will also work collaboratively with such other officers of Company or its subsidiaries as shall be designated by the Chief Executive Officer from time to time.

            (b) Initially, Executive's primary assignment and duty shall be to provide full time management of the nine (9) (soon to be ten (10)) health clubs owned by Company, from a location in the greater Raleigh-Durham, North Carolina metropolitan area.

            (c) Subject to Executive's primary assignment and duties described in Section 2(b) above, Executive shall also generally provide advice, consultation and management assistance to all of the subsidiaries of Company, in regard to the operation of their business and expansion organically plus inorganically through acquisition and in regard to such other duties and responsibilities as may from time to time be requested by the Chief Executive Officer of Company. Executive acknowledges and agrees that such duties and responsibilities will require some travel outside the Raleigh-Durham, North Carolina, metropolitan area.

      3. Extent of Services. Executive shall devote his entire time and best efforts to the Business and shall not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity; provided, however, that the provisions of this Section 3 shall not be construed as preventing Executive from engaging in a reasonable level of charitable activities nor investing his personal assets in businesses which do not compete with Company or the Business, in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor.

      4. Compensation.

            (a) For all services rendered by Executive under this Agreement, Company shall pay Executive for the period from and after the date of this Agreement through and including the third anniversary of this Agreement, an annual base salary in an amount equal to Two Hundred Thousand U.S. Dollars (U.S. $200,000) per annum. Such annual base salary shall be subject to periodic review by the Chief Executive Officer of Company and the Compensation Committee of the Company Board (or if no such Committee, then by the Board itself), with the first such review scheduled for the end of November, 2006. Any raises or bonuses or such options or warrants paid to Executive during the term of his employment shall be solely within the discretion of the Company Board. Executive shall be paid in accordance with the customary payroll practices of Company, subject to such deductions and withholdings as may be required by law or agreed to by Executive. During the term of his employment, Executive shall be generally entitled to participate in benefit plans or programs which are generally made available to Vice Presidents of Company or of Company's subsidiaries, subject to all of the rules, regulations, terms and conditions applicable thereto. A general summary of such benefit plans or programs as currently in effect is attached hereto as Exhibit A. Company shall have the right at any time to put into place arrangements pursuant to which some or all of Executive's compensation and/or benefits set forth above shall be provided to Executive by or through HPI or by or through other subsidiaries of HPI (rather than directly by Company), and Executive shall fully cooperate with such arrangements and shall promptly sign such documents and take all such other actions as shall be deemed necessary by the legal counsel for Company in order to facilitate such arrangements.

            (b) Notwithstanding the foregoing, Executive shall be entitled to a mandatory bonus of Fifty Thousand U.S. Dollars ($50,000) after each calendar year during the term of this Agreement that the Company's earnings before interest, taxes, depreciation and amortization, in each case, computed in accordance with GAAP ("EBITDA") and as calculated in accordance with the terms of the Merger Agreement, equals or exceeds the sum set forth in Section 9.1(a)(ii) of the Merger Agreement. Such bonus, if any, shall be paid to Executive promptly following the calculation of the Company's EBITDA for such year; provided, however, that Executive must remain an employee of the Company through the end of the year in question to be eligible to receive any bonus.


      5. Term. This Agreement shall commence on the date first set forth above and shall continue until the third anniversary of the date first set forth above, unless earlier terminated in accordance with Section 6 of this Agreement.

      6. Termination of Employment.

            (a) Death or Disability of Executive. The employment of Executive under this Agreement shall terminate upon his death or, at the option of Company, if Executive shall be prevented from fully performing his duties hereunder as a result of his disability or illness for a continuous period of one hundred eighty (180) days, and Executive shall only be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event. Any payments of disability insurance to Executive with respect to any policy maintained by Company or any of its subsidiaries prior to termination of his employment shall be credited dollar-for-dollar against base compensation payable to Executive for the corresponding period.

            (b) By Relocation. In the event that Executive's duties require relocation to a location outside the Raleigh-Durham, North Carolina, metropolitan area, Executive declines to accept such transfer to such other geographic location and an alternative position that is mutually acceptable to Company and Executive cannot be arranged within the Raleigh-Durham, North Carolina, metropolitan area, then Executive shall be deemed terminated without cause effective ninety (90) days after the notice to Executive of the request for relocation, and Executive shall only be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event, provided that this shall not affect Executive's right to receive any compensation or consideration under any other Agreement with Company.

            (c) Termination "For Cause." Company shall have the right to terminate the employment of Executive under this Agreement "For Cause," as such term is defined below, at any time without further liability or obligations to Executive, excepting only that Executive shall be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event. For purposes of this Agreement, "For Cause" shall refer to any of the following events as determined in the judgment of the Company Board:

                  (i) Executive's repeated neglect of or negligence in the
            performance of his duties;

                  (ii) Executive's failure or refusal to follow instructions given to him by the Company Board or the Chief Executive Officer or Chairman of Company;

                  (iii) Executive's repeated violation of any provision of
            Company's or HPI's Bylaws or of Company's or HPI's other stated policies, standards, or regulations, including but not limited to policies with respect to trading in HPI's securities;

                  (iv) Executive's being investigated by a government authority, indicted, convicted or plea bargaining in regard to any criminal offense, other than minor traffic violations, based on Executive's conduct occurring during the term of this Agreement;

                  (v) Executive's violation or breach of any material term,
            covenant or condition contained in this Agreement or any other agreement between Executive and any of Company, HPI or any of its subsidiaries; or

                  (vi) failure of Executive to perform his assignments and
            duties hereunder at a level that is deemed to be acceptable by either Company's or HPI's Chief Executive Officer, which failure continues for more than thirty (30) days following receipt of written notice from Company's or HPI's Chief Executive Officer.

            (d) Accrued Salary. In the event that Company or Executive terminates this Agreement for any reason whatsoever, Executive shall be paid (less all applicable deductions) all earned and accrued base compensation due to Executive for services rendered up to the date of termination.

            (e) Severance Payment. Except in the case of termination pursuant to
      Section 6(a) (death or disability of Executive), Section 6(b) (relocation), or Section 6(c) (For Cause), in the event that Company terminates this Agreement Executive shall be paid an amount equal to all amounts of his annual base compensation, less all applicable deductions, that would have become due and owing to Executive through the third anniversary of the date first set forth above, as if Executive's employment with Company had not been terminated prior thereto, which payments shall be made in regular installments comparable to what would have been paid to Executive from time to time, had Executive continued to be employed through the third anniversary of this Agreement.

      7. Non-Competition and Non-Solicitation.

            (a) Executive acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and the provisions of this Section 7 are reasonable and necessary to protect the Business.

            (b) In consideration of the foregoing acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants that he will not, during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly:

                  (i) except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or services compete in whole or in part with the products or services of Company or HPI; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                  (ii) whether for Executive's own account or for the account of any other person, solicit business of the same or similar type of business then being carried on by Company, from any person or entity known by Executive to be a customer of Company or HPI, whether or not Executive had personal contact with such person or entity during and by reason of Executive's employment with Company;

                  (iii) whether for Executive's own account or the account of any other person (A) solicit, employ or otherwise engage as an Executive, independent contractor or otherwise, any person who is or was an employee of Company or HPI at any time during the term of this Agreement or in any manner induce or attempt to induce any employee of Company or HPI to terminate his employment with Company or HPI, or (B) interfere with Company's or HPI's relationship with any person or entity, including any person or entity who at any time during the term of this Agreement was an employee, contractor, supplier or customer of Company or HPI; or

                  (iv) at any time during or after the term of this Agreement, disparage Company or HPI, or any of their respective shareholders, directors, executives, officers, employees or agents.

            (c) If any covenant of this Section 7 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Executive.

            (d) Executive acknowledges and agrees that should Executive transfer between or among Company and HPI or any of its affiliated companies including, without limitation, any parent, subsidiary or other corporately related entity (a "Company Affiliate") wherever situated, or otherwise become employed by any Company Affiliate, or should he be promoted or reassigned to functions other than the duties set forth in this Agreement, or should Executive's compensation and benefit package change (either higher or lower), the terms of this Section 7 shall continue to apply with full force.

            (e) In the event Executive is terminated other than For Cause, Executive may, in his sole discretion, elect to waive any severance payment which may otherwise be due and owing to Executive pursuant to
      Section 6(e) above in exchange for Company's agreement that the restrictions of Section 7(b)(i) shall be deemed null and void and unenforceable against Executive and Company shall not attempt to enforce the same.

            (f) Executive agrees and acknowledges that Company does not have an adequate remedy at law for the breach or threatened breach by Executive of this Section 7 and agrees that Company may, in addition to the other remedies which may be available to it under this Agreement, file suit in equity to enjoin Executive from such breach or threatened breach.

            (g) All references in Section 7(b) hereof to Company shall be deemed to include any subsidiary or other Affiliate of Company or HPI.

      8. Certain Representations. Executive acknowledges that as a publicly traded company functioning under the recently enacted Sarbanes-Oxley Act, Company and its subsidiaries are subject to close scrutiny regarding their activities, internal financial controls, and public comments and disclosures. To appropriately protect HPI and its subsidiaries including Company, Executive expressly acknowledges and agrees as follows:

      (a) Executive's employment by Company shall be full-time employment. Except as expressly provided herein, during the period of such employment by Company, Executive shall not have, provide or perform any work, advice, assistance, consultation, analysis, input, participation, or interest whatsoever (including but not limited to any financial interest, direct or indirect, legal or beneficial) in or for the benefit of any corporation, partnership, joint venture, limited liability company, sole proprietorship, or any other entity whatsoever, whether for-profit or non-profit and regardless of whether or not such entity competes against the Business, excepting volunteer activities for local churches or schools and passive real estate investments or investments in publicly traded stocks provided that such volunteer activities and investments do not interfere with the performance of Executive's work for Company. In the event that Company determines in its sole discretion that any of such activities are interfering with the performance of Executive's duties for Company, it will provide Executive with written notice of the same, and Executive shall have ten
(10) days either to cure such interference to the satisfaction of Company or to cease the interfering activities. Executive understands and agrees that any activities other than those expressly set forth above must be pre-approved in writing by the Chief Executive Officer and the Chairman of Company, and that any revenues and profit derived from such activities shall belong solely to Company. Executive agrees to provide Company any and all requested information in order for Company to audit and determine the net income of Executive's activities identified herein.

            (b) During and following any termination of Executive's employment by Company for any reason and under any circumstances whatsoever:

                  (i) Executive shall refrain from making any public or private disclosures regarding Company, HPI or their respective directors, officers, executives, employees or shareholders, except disclosures of such information as may have been publicly disclosed by HPI, Company or their respective subsidiaries including Company from time to time in press releases or in filings with the U.S. Securities and Exchange Commission, and except as may be required by applicable law or court order; and

                  (ii) Executive shall refrain from making public or private disparaging remarks regarding the Business, Company, HPI or their respective directors, officers, executives, employees or shareholders, or Company's or HPI's common stock, provided, however, that this agreement shall not be deemed to be violated by isolated verbal remarks in a social setting which are not repeated after they are objected to by either the Chief Executive Officer or the Chairman of Company.

            (c) Executive further represents, warrants and covenants as follows:

                  (i) that Executive is not subject to any contract, non-compete agreement, decree or injunction which prohibits or restricts his performance of the duties set forth herein with Company, the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; and

                  (ii) that no claims or lawsuits are pending at the time of this Agreement against Executive or any corporation or other entity wherein he was or is an officer or Executive, except as detailed as an exhibit to the Merger Agreement.

            (d) If during the period of his employment by Company, Executive violates this Section 8 or any of the representations, warranties and covenants made by Executive in this Section 8 prove to be false, then following discovery of the violation or falsehood, Executive shall immediately pay and turn over to Company any and all software, software programs, other work product, copyrights, domain names, contract rights, accounts receivable, cash, stock, options, warrants, membership interests, other interests, salary, bonuses, royalties, commissions, fees and any and all other assets, consideration and compensation of any nature whatsoever which has been obtained by Executive or any of his immediate family members or affiliates (directly or indirectly, legally or beneficially) in regard to such violation, and in addition Company and HPI shall have the unilateral right to cancel any or all stock options or warrants issued to

      Executive after the date of this Agreement ("Future Equity Instruments") and outstanding as of the date of discovery by Company of such violation or falsehood, all as liquidated and punitive damages in regard to such violation or falsehood.

            (e) Executive acknowledges and agrees that in the event that there is a dispute regarding Executive's employment with Company brought by any former employer, Company will request that its legal counsel represent Executive, and will further advance funds for any legal fees and costs associated with such representation (collectively, the "Legal Defense Fees and Costs Paid by Company") so long as:

                  (i) Executive has not violated any of the representations and obligations set forth in this letter, including those set forth in this Agreement;

                  (ii) Company's legal counsel concludes (with Executive's
            assent) that he can represent both Company and Executive personally without violating any ethical obligations that such counsel may have; and

                  (iii) Executive remains employed by Company.

      Executive specifically acknowledges that should any of these conditions not be met, Executive will be obligated to retain separate legal counsel and that any legal fees and costs associated with such counsel shall be solely his responsibility. Executive also acknowledges and agrees that pursuant to Section 4 above any Legal Defense Fees and Costs Paid by Company in connection with such a dispute may, in Company's sole discretion, be set-off against any raise or bonus that Executive otherwise is or may be eligible to receive from Company.

      9. Nondisclosure of Proprietary Information. Executive shall not, either during or after his employment with Company, disclose to anyone outside Company nor use other than for the purpose of the Business, any Proprietary Information or any information received in confidence by Company or any Company Affiliate from any third party. For purposes of this Agreement, "Proprietary Information" is information and data, whether in oral, written, graphic, or machine-readable form relating to Company's or any Company Affiliate's past, present and future businesses, including, but not limited to, computer programs, routines, source code, object code, data, information, documentation, know-how, technology, designs, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, development plans, research and development, acquisition plans, pricing policies, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which Company or any Company Affiliate has acquired or developed and which has not been made publicly available by Company or any Company Affiliate.

      10. Return of Documents. Upon the termination of Executive's employment with Company or upon the earlier request of Company, Executive shall return to Company all materials belonging to Company, including all materials containing or relating to any Proprietary Information in any written or tangible form that Executive may have in his possession or control.

      11. Ownership of Work Product. Executive hereby assigns to Company his entire right, title and interest in all "Developments." "Developments" shall mean any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program including source code and object code and related documentation, and any other work of authorship, or audio/visual work, written, made or conceived solely or jointly by Executive during Executive's employment with Company, whether or not patentable, subject to copyright or susceptible to other forms of protection that relate to the actual or anticipated businesses or research or development of Company, or are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of Company. Executive acknowledges that the copyrights in Developments created by him in the scope of his employment belong to Company by operation of the law, or may belong to a customer of Company pursuant to a contract between Company and such customer. In connection with any of the Developments assigned above, Executive agrees to promptly disclose them to Company, and Executive agrees, on the request of Company, to promptly execute separate written assignments to Company and to do all things reasonably necessary to enable Company to secure patents, register copyrights or obtain any other forms of protection for Developments in the United States and in other countries. In the event Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon, with the same legal force and effect as if executed by Executive. Company, its subsidiaries, licensees, successors and assigns (direct or indirect), are not required to designate Executive as the inventor or author of any Development, when such Development is distributed publicly or otherwise. Executive waives and releases, to the extent permitted by law, all of his rights to such designation and any rights concerning future modifications of such Developments.

      12. Possession of Other Materials. Executive represents that he has not brought and will not bring with him to Company, or use in the performance of Executive's responsibilities for Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive or Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided Company with a copy thereof

      13. Indemnification. Executive agrees to indemnify, defend and hold harmless Company and each Company Affiliate and each of the directors, officers, executives, employees and shareholders of Company and each Company Affiliate from and against all liabilities, obligations, losses, expenses, costs (including attorneys fees), claims, deficiencies and damages incurred or suffered by Company and each Company Affiliate and each of their respective directors, officers, executives and shareholders, resulting from:

            (a) Executive's breach of the terms of this Agreement, including but not limited to any breach of Executive's representations, warranties and covenants;

            (b) Executive's breach of any agreement with a third party restricting competition, intellectual property, confidential information or disclosure;

            (c) Executive's grossly negligent acts; or

            (d) Executive's improper willful acts, without any limitations or qualifications whatsoever, and as an express inducement to Company to enter into this Agreement Executive waives any and all arguments, grounds, facts, circumstances, reasons, basis, and defenses whatsoever, whether based in law or in equity, regarding the full force and effect and legally binding nature of this agreement of Executive to indemnify and hold harmless Company and each of their respective directors, officers, executives, employees and shareholders, as aforesaid.

This indemnification provision shall survive any termination of Executive's employment relationship with Company. In addition to all other remedies available, Company shall have the unilateral right to cancel any or all of the Future Equity Instruments, if Executive defaults on such indemnification obligations.

      14. Assignment. This Agreement may not be assigned by Executive under any circumstances. This Agreement may be assigned by Company, or to any successor of Company in connection with a merger, consolidation, or sale of all or substantially all of the assets of Company, so long as such assignee assumes all of Company's obligations hereunder.

      15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, or if in writing and delivered in person to the intended recipient or if in writing and delivered by bonded overnight courier, to the following address:

     To Executive:        At the address set forth on the signature page hereof.

     To Company:          Capital Partners for Health & Fitness, Inc.
                          Attention: Chief Executive Officer
                          5 Revere Drive - Suite 510
                          Northbrook, IL 60062

or to such other address as either Executive or Company may give to the other from time to time by written notice in the manner set forth above.

      16. Waiver of Breach. Any waiver by Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

      17. Choice of Law, Jury Waiver. This Agreement shall be deemed to have been made in the State of Illinois, and shall take effect as an instrument under seal within Illinois. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by Company in Illinois, and that the Agreement thereafter shall be maintained in Illinois. The validity, interpretation and performance of this Agreement, and any and all other matters relating to Executive's employment and separation of employment from Company shall be governed by, and construed in accordance with the internal law of Illinois, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim (jointly "Action") relating to (i) Executive's employment and separation of his employment, and
(ii) the terms and provisions of this Agreement or to its breach, shall be commenced in Illinois in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Illinois and that material witnesses and documents would be located in Illinois. Both parties further agree that any Action shall be tried by a Judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

      18. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior or contemporary agreements or understandings, whether written or oral with respect thereto. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.

      19. Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail in PDF format, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



EMPLOYEE:                                  COMPANY:

                                           CAPITAL PARTNERS FOR HEALTH
                                           & FITNESS, INC

-------------------------------------
RANDALL ROHM
                                           By:
                                              ----------------------------------
Address:                                      Gerard M. Jacobs
       ------------------------------         Chief Executive Officer
                                              Chief Executive Officer
       ------------------------------

                                    EXHIBIT A

                              SUMMARY OF COMPANY'S
                 VICE PRESIDENTS' BENEFITS AS OF FEBRUARY, 2006

1. Medical insurance where a PPO or HMO plan is offered.((1)) 2. Dental and vision insurance, if plan is obtained.(1)

3.    Fifteen (15) vacation days per year.

4.    Ten (10) paid holidays per year.

5. Company paid supplemental policies including Accident, Personal Recovery, Disability and Cancer insurance, if supplemental policies are obtained.(1)

6. Company paid executive life insurance plan with a death benefit tied to annual salary or multiple thereof, if plan is obtained.(1)










------------
((1)) Current Capital Partners plans in this area, if any, will be maintained until Company elects to move to different coverage.


                                       A-1